Exhibit 10.18

Private & Confidential

Dated November 6, 2017

VACCINEX, INC.

and

VX3 (DE) LP

SERVICES AGREEMENT

Contents

Section		Page

1	Performance of Services	1

2	Payment	1

3	Term and Termination	2

4	Representations, Warranties, Covenants, and Obligations Regarding the Performance of the Services	2

5	Representations and Warranties of Vaccinex	3

6	Representations and Warranties of LP	4

7	Confidentiality	5

8	Ownership and Inventions	6

9	Regulatory Matters	7

10	Publications	7

11	Limitation of Liability	8

12	Indemnification and Insurance	8

13	Governing Law and Jurisdiction	9

14	Waiver of Jury Trial	9

15	Severability	9

16	Non-Waiver of Rights	9

17	Notices and Reports	9

18	Entire Agreement	10

19	Headings; Interpretation	10

20	Successors	10

21	Relationship of the Parties	10

22	Assignment	11

23	Force Majeure	11

24	Counterparts	11

SCHEDULE A COMPOUND

SCHEDULE B SERVICES

SCHEDULE C PAYMENTS

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is dated November 6, 2017 and effective as of January 1, 2017 (the “Effective Date”) and made between:

(1)	VACCINEX, INC., a Delaware corporation (“Vaccinex”); and

(2)	VX3 (DE) LP, a Delaware limited partnership (“LP”).

RECITALS:

(A)	WHEREAS, pursuant to that certain License Agreement, dated as of the date hereof, by and between LP and Vaccinex (the “License Agreement”), LP acquired from Vaccinex certain rights with respect to the compound known by the parties as VX15, as described on Schedule A (the “Compound”); and

(B)	WHEREAS, LP desires to engage Vaccinex to perform, and Vaccinex desires to perform, certain services with respect to the Compound, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1	Performance of Services.

(a)	Vaccinex agrees to furnish, as an independent contractor using Vaccinex’s own means and methods, services as described in Schedule B attached hereto (as such Schedule may be amended from time to time, the “Services”). In furtherance of the foregoing, Vaccinex shall use commercially reasonable efforts to carry out the development activities described in Schedule B (as such Schedule may be amended from time to time, the “Development Activities”) in accordance with the schedule and timeframes set forth in Schedule B. Notwithstanding the foregoing, the parties acknowledge and agree that Vaccinex does not guarantee that the Development Activities will be performed in accordance with the schedule and timeframes set forth in Schedule B, nor that the payments set forth in Section 2(a) will be sufficient to fund all of the Development Activities. Accordingly, Vaccinex shall not have any liability for any failure to comply with any schedules or timeframes set forth in Schedule B, nor shall Vaccinex have any liability for any failure to provide all of the Development Activities in the event that Vaccinex exhausts the funds described in Section 2(a) or as otherwise paid to Vaccinex by LP hereunder.

(b)	Vaccinex shall provide to LP periodic written summary reports of the Services rendered hereunder, or otherwise as may be mutually agreed by the parties. Such results or written reports shall be in form and substance reasonably satisfactory to LP.

2	Payment.

(a)	LP shall pay Vaccinex for the Services as set out in Schedule C. The payments under Schedule C shall be applied to the costs and expenses of Vaccinex in connection with the performance of the Services on or following the Effective Date.

(b)	Unless otherwise agreed by Vaccinex, payments to Vaccinex hereunder shall be made by wire transfer of immediately available funds to an account or accounts designated from time to time by Vaccinex and shall be made in U.S. dollars.

3	Term and Termination.

(a)	The term of this Agreement shall commence as of the Effective Date, and shall continue in full force and effect until the Licence Agreement expires or is terminated pursuant to its terms (the “Term”), unless sooner terminated as provided herein.

(b)	This Agreement may be terminated in whole or in part (i) by either party upon ninety (90) days prior written notice for any material breach of this Agreement (such notice to specify the nature of the breach) by the other party if such breach is not substantially cured within such ninety (90) day period, or (ii) by Vaccinex upon thirty (30) days prior written notice to LP in the case of non-payment of amounts due to Vaccinex under Section 2. Both parties shall take all reasonable actions in order to mitigate any costs or expenses following receipt of the termination notice. In the event of any termination by Vaccinex pursuant to this Section 3(b), LP shall pay to Vaccinex any outstanding amounts due and owing under this Agreement at the time of termination, any non-cancelable costs and expenses incurred in connection with the Services prior to termination, and reasonable wind-down costs applicable to the terminated Services incurred following such termination.

(c)	Both parties agree that this Agreement shall be terminated, and subject to Section 3(e) below, the provisions herein shall be of no further force and effect, upon the termination of the License Agreement.

(d)	Upon expiration or termination of the Agreement, LP shall deliver to Vaccinex copies of all data and materials provided by Vaccinex in the performance of the Services hereunder. Notwithstanding the foregoing, LP reserves the right to retain, subject to the confidentiality provisions herein, copies of all such data and materials, to the extent reasonably necessary to satisfy regulatory requirements or to resolve disputes regarding the Services. LP agrees that, upon termination or expiration of this Agreement, LP will deliver a letter to Vaccinex indicating its compliance with this Section 3(d).

(e)	Each party’s obligations under Sections 3(d), 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, and 23 of this Agreement and any payment obligations triggered under this Section 3 shall survive the termination of the Agreement.

4	Representations, Warranties, Covenants, and Obligations Regarding the Performance of the Services.

(a)	Vaccinex represents and warrants that its staff is professionally trained and duly qualified and has the skill, equipment (if applicable), experience and expertise to perform the Services and all such Services performed by Vaccinex shall be performed in a manner commensurate with the care, skill, prudence and diligence customary in its industry. Vaccinex will ensure that sufficient and competent staff, experienced in providing services similar to the Services to be provided hereunder, have charge at all times of the conduct of its obligations hereunder.

(b)	Vaccinex covenants that it shall perform all Services pursuant to this Agreement in material compliance with: (i) all applicable U.S. federal and state laws, statutes, rules, regulations and orders (including all applicable approval and qualification requirements thereunder), including, without limitation, the U.S. federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, (ii) all applicable Vaccinex standard operating procedures and applicable protocols and (iii) the provisions of this Agreement.

(c)	During the Term of the Agreement, Vaccinex will permit LP’s representatives that are reasonably acceptable to Vaccinex to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Services are being conducted in accordance with this Agreement and that the facilities for such Services are adequate. LP shall reimburse Vaccinex for its time and expenses, including reasonable attorneys’ fees, associated with such audits, inspections or investigations. Vaccinex shall use commercially reasonable efforts to reconcile material deficiencies found by LP during such audit and Vaccinex will be responsible for any costs and/or expenses incurred with respect to curing such material deficiencies.

(d)	Vaccinex represents and warrants that it is not currently using, and, to the best of its knowledge will not use, in any capacity in the performance of this Agreement any person or entity (including Third Party Service Providers, as defined in Section 18(b)) currently or ever debarred under 21 U.S.C. §335a or convicted of a felony for conduct relating to the regulation or handling of any drug product. Vaccinex will notify LP immediately if, during the Term, Vaccinex or any Third Party Service Provider comes under investigation by the U.S. Food & Drug Administration (the “FDA”) for debarment or disqualification or is debarred or disqualified by the FDA.

(e)	Vaccinex shall maintain all appropriate insurance coverage required by applicable U.S. federal and state laws, and shall produce a certificate of such insurance at LP’s request.

5	Representations and Warranties of Vaccinex.

(a)	Vaccinex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Vaccinex has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Vaccinex of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions required on the part of Vaccinex, and no other proceedings on the part of Vaccinex are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)	This Agreement will constitute valid and legally binding obligations enforceable against Vaccinex in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(d)	The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or similar organizational documents of Vaccinex, (ii) conflict with or violate any law or any governmental order applicable to Vaccinex or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien on any of the assets or properties of Vaccinex, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Vaccinex is a party except, in the case of clause (iii), to the extent that such conflicts, breaches, defaults or other matters would not reasonably be expected to have a material adverse effect on the ability of Vaccinex to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(e)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Vaccinex do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority which has not already been obtained, effected or provided, except with respect to which the failure to so obtain or make would not reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition, assets or liabilities, results of operations or prospects of Vaccinex or its ability to perform its obligations under this Agreement.

(f)	There are no actions by or against Vaccinex pending before any governmental authority or, to the knowledge of Vaccinex, threatened by or before any governmental authority. There are no pending or, to the knowledge of Vaccinex, threatened actions to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by any party hereto or by any other person. Vaccinex is not subject to any governmental order (nor, to the knowledge of Vaccinex, is there any such governmental order threatened to be imposed by any governmental authority) that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(g)	EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4 AND THIS SECTION 5, VACCINEX DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND THE RESULTS THEREOF, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. VACCINEX DOES NOT WARRANT THE PERFORMANCE OF THE COMPOUND TO WHICH THE SERVICES RELATE, INCLUDING ITS SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY OR THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY COMPOUND CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY, NOR DOES VACCINEX WARRANT THAT THE DEVELOPMENT PLAN DESCRIBED IN SCHEDULE B CAN BE ACHIEVED DURING THE TIMEFRAME PROVIDED THEREFOR.

6	Representations and Warranties of LP.

(a)	LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	LP has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by LP of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions required on the part of LP, and no other proceedings on the part of LP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)	This Agreement will constitute valid and legally binding obligations enforceable against LP in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(d)

The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of formation or similar organizational documents of LP, (ii) conflict with or violate any law or any governmental order applicable to LP or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien on any of the assets or properties of LP, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which LP is a party except, in the case of clause (iii), to the extent that such conflicts, breaches, defaults or other matters would not reasonably be expected to have a material adverse effect on the ability of LP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(e)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by LP do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority which has not already been obtained, effected or provided, except with respect to which the failure to so obtain or make would not reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition, assets or liabilities, results of operations or prospects of LP or its ability to perform its obligations under this Agreement.

(f)	There are no actions by or against LP pending before any governmental authority or, to the knowledge of LP, threatened by or before any governmental authority. There are no pending or, to the knowledge of LP, threatened actions to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by any party hereto or by any other person. LP is not subject to any governmental order (nor, to the knowledge of LP, is there any such governmental order threatened to be imposed by any governmental authority) that could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

7	Confidentiality.

(a)	It is understood that during the course of this Agreement, Vaccinex and its employees may be exposed to data and information that is confidential and proprietary to LP. All such data and information (the “LP Confidential Information”) whether written or oral, electronic, tangible or intangible, made available, disclosed or otherwise made known to Vaccinex as a result of or in connection with the Services under this Agreement shall be considered confidential and shall be considered the sole property of LP, subject to the terms of the License Agreement. For the avoidance of doubt, Developments (as defined in Section 8) shall constitute LP Confidential Information only with respect to the Field (as defined in the License Agreement) of the Compound to which the Development relates, and Vaccinex shall be free to use and disclose Developments outside such Field in accordance with the provisions of Sections 7(b) and 8. In the event of a failure of LP to make any payment in accordance with any Third-Party License Agreement (as defined in the License Agreement), or in the event of any termination of the License Agreement, the Developments shall cease to constitute LP Confidential Information in all respects

(b)

It is understood that during the course of this Agreement, LP and its employees may be exposed to data and information that is confidential and proprietary to Vaccinex. All such data and information (the “Vaccinex Confidential Information”; together with the LP Confidential Information, the “Confidential Information”) whether written or verbal, electronic, tangible or intangible, made available, disclosed or otherwise made known to LP as a result of or in connection with the Services under this Agreement shall be considered confidential and shall be considered the sole property of Vaccinex. For the avoidance of doubt, Developments (as defined in Section 8) shall constitute Vaccinex Confidential Information with respect to all fields other than the Field (as defined in the

License Agreement) of the Compound to which the Development relates. Also for the avoidance of doubt, Vaccinex’s Property (as defined in Section 8) shall constitute Vaccinex Confidential Information in all respects.

(c)	The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party; provided, however, that the parties may disclose the other party’s Confidential Information to persons within their respective organizations and to their respective affiliates, contractors and collaborators who/which have a need to receive such Confidential Information in order to perform the receiving party’s obligations under this Agreement and who/which are bound in writing to protect the confidentiality of such Confidential Information in a manner that is no less restrictive than the manner in which the receiving party is required to maintain Confidential Information hereunder and Vaccinex may, as reasonably necessary or advisable, disclose Confidential Information to its investors and potential licensors, collaboration partners or investors.

(d)	These obligations of confidentiality and nondisclosure shall remain in effect for a period of five (5) years after the termination of this Agreement.

(e)	The foregoing obligations shall not apply to Confidential Information to the extent that it: (i) is already known to the receiving party at the time it is disclosed, (ii) is or becomes generally available to the public through no wrongful act of the receiving party, (iii) is received by the receiving party from a third party without a restriction on disclosure, (iv) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence, or (v) is required by law, court or administrative order to be disclosed; provided, that in the case of this clause (v) the receiving party (x) promptly notifies the disclosing party in writing of the existence, terms and circumstances of such required disclosure, (y) consults with the disclosing party on the advisability of taking legally available steps to resist or narrow such disclosure and (z) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure.

8	Ownership and Inventions.

(a)	All data, reports, materials, documentation, information, inventions and/or related patents generated or derived by Vaccinex as the result of the Services performed by Vaccinex under this Agreement (collectively referred to as the “Developments”) shall be owned by Vaccinex pursuant to the License Agreement. Vaccinex hereby acknowledges and agrees that the Developments are hereby licensed to LP for use in the Field (as defined in the License Agreement) in the Territory (as defined in the License Agreement) during the term of the License Agreement as if such Developments were Licensed Assets (as defined in the License Agreement) under the License Agreement. In this regard, for the avoidance of doubt and without limiting the generality of the foregoing: (i) such license will be limited in scope to using, making, having made, selling, offering for sale, and importing the Compound and Licensed Products, all solely within the Field in the Territory; (ii) such license will initially be an exclusive license, but will be converted to a nonexclusive license in the event of any failure of LP to make any payment in accordance with this Agreement or to make any payment in connection with any Third-Party License Agreement (as defined in the License Agreement); (iii) the prosecution, maintenance, and enforcement of all Developments will be as that set forth with respect to Licensed Assets in the License Agreement; (iv) at the request of LP, Vaccinex shall perform any acts that LP may deem necessary or desirable, at LP’s sole expense, to evidence or confirm LP’s rights, if any, in such Developments; and (v) such license shall automatically terminate upon the termination or expiration of this Agreement or the License Agreement

(b)	Notwithstanding the provisions of Section 8(a), LP acknowledges that Vaccinex possesses and may possess during the Term certain inventions, processes, know-how, trade secrets, improvements, intellectual properties and other assets, including, but not limited to, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, that have been independently developed by Vaccinex and are of general application to its business or operations (collectively, “Vaccinex’s Property”). For the avoidance of doubt, any Development that also constitutes Vaccinex’s Property hereunder will be deemed solely to be Vaccinex’s Property under this subsection (b), and the foregoing subsection (a) will not apply with respect to the same. LP and Vaccinex agree that any of Vaccinex’s Property or improvements thereto that are used, improved, modified or developed by Vaccinex under or during the Term are the sole and exclusive property of Vaccinex. Vaccinex hereby grants to LP a non-exclusive, non-transferable, royalty-free license, effective during the term of the License Agreement, under Vaccinex’s Property and any improvements thereto that are used, improved, modified or developed by Vaccinex under or during the Term, solely to the extent the same would be infringed by the exercise of LP’s rights in and to the Developments pursuant to this Section 8.

(c)	Vaccinex retains all rights not expressly granted to LP hereunder.

9	Regulatory Matters

(a)	Vaccinex or its designee, on behalf of LP, shall serve as the sponsor of any Biologics License Application (BLAs) or Investigational New Drug Applications (INDs) with FDA, or equivalent filings with FDA, or other regulatory agencies, either within or outside of the United States.

(b)	The parties hereto acknowledge that Vaccinex may respond independently to any regulatory correspondence or inquiry. However, subject to the terms of the License Agreement, Vaccinex shall: (i) notify LP promptly of any material FDA or other governmental or regulatory inspection or inquiry concerning any of the Services, including, but not limited to, inspections of investigational sites or laboratories, (ii) forward to LP copies of any material correspondence from any regulatory or governmental agency relating to the Services, and (iii) obtain the consent of LP, which consent will not be unreasonably withheld, before referring to LP in any regulatory correspondence.

10	Publications.

Neither party may publish any material or manuscript relating to the Services, Vaccinex’s work hereunder or the relationship established between Vaccinex and LP without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Vaccinex shall have the right, without LP’s consent, to publish any material or manuscript (a) relating to Vaccinex’s Property, (b) the Compound, or (c) otherwise having applicability to compounds or products outside the Field (as defined in the License Agreement).

11	Limitation of Liability.

(a)	EXCEPT WITH RESPECT TO ANY LIABILITY ARISING OUT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 7, 8 or 10, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE.

(b)	In no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of Vaccinex or LP, or their respective officers, directors, partners, members, managers, employees, independent contractors and agents under this Agreement exceed the amount of fees actually received by Vaccinex from LP under this Agreement.

12	Indemnification and Insurance.

(a)	To the greatest extent permitted by applicable law, LP shall indemnify, defend and hold harmless Vaccinex and its directors, officers, members, managers, employees, independent contractors and agents (each, a “Vaccinex Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs and expenses (collectively “Vaccinex Losses”) asserted against a Vaccinex Indemnified Party by a third party based on (i) the negligence or willful misconduct of LP in connection with its performance hereunder or (ii) the breach by LP of any of its representations, warranties or covenants set forth in this Agreement, except in each instance to the extent such Vaccinex Losses are determined to have resulted from the gross negligence or intentional misconduct of a Vaccinex Indemnified Party. Notwithstanding the foregoing, LP shall not be obligated to indemnify, defend or hold harmless a Vaccinex Indemnified Party from and against Vaccinex Losses if the Vaccinex Losses result from or arise out of claims made by an employee or affiliate of Vaccinex.

(b)	To the greatest extent permitted by applicable law, Vaccinex shall indemnify, defend and hold harmless LP and its directors, officers, members, managers, employees, independent contractors and agents (each, an “LP Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs and expenses (collectively “LP Losses”) asserted against an LP Indemnified Party by a third party based on (i) the negligence or willful misconduct of Vaccinex in connection with its performance hereunder or (ii) the breach by Vaccinex of any of its representations, warranties or covenants set forth in this Agreement, except in each instance to the extent such LP Losses are determined to have resulted from the gross negligence or intentional misconduct of an LP Indemnified Party. Notwithstanding the foregoing, Vaccinex shall not be obligated to indemnify, defend or hold harmless an LP Indemnified Party from and against LP Losses if the LP Losses result from or arise out of claims made by a partner, employee or affiliate of LP, including, for the avoidance of doubt, any claims made by direct or indirect investors in LP or its partners.

(c)

Without limiting the obligations of Vaccinex under Section 4(e), during the Term, the indicated party or parties shall have and maintain the following insurance coverages in a commercially reasonable amount: (1) Professional Liability for Vaccinex; (2) Clinical Trials and/or Product Liability for LP; and (3) General Liability for each party. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than the minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall upon request provide the other party with a copy of its policies of insurance or a certificate of insurance, along with any endorsements, schedules or riders thereto. The insured party shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance. Each party will also use its commercially reasonable efforts to effect such policies of insurance to waive subrogation rights against the other party to this Agreement.

13	Governing Law and Jurisdiction.

This Agreement is deemed to be consummated in the State of New York. The terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of the State of New York, without regard to the conflict of law rules or principles thereof (other than Section 5-1401 of the New York General Obligations Law). The state or federal courts located in the State of New York are the agreed-upon forum for the resolution of all disputes arising hereunder or related hereto, and the parties hereto, their officers, and employees hereby (a) consent and submit to the exclusive jurisdiction and venue of the aforesaid courts for the purpose of resolving all such disputes and (b) consent to service of process by registered mail, return receipt requested, or any other manner consistent with U.S. federal or New York state laws.

14	Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement.

15	Severability.

In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

16	Non-Waiver of Rights.

No failure or delay on the part of either party hereunder in either exercising or enforcing any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder.

17	Notices and Reports.

All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or sent by email addressed to the parties hereunder at their respective addresses as follows:

If to Vaccinex: Vaccinex, Inc. 1895 Mt. Hope Avenue	If to LP: VX3 (DE) LP c/o Norton Rose Fulbright Canada LLP 200 Bay Street, Suite 3800

Rochester, New York 14620 Attention: Maurice Zauderer, Ph.D email: mzauderer@vaccinex.com	Royal Bank Plaza, South Tower Toronto, Ontario, Canada M5J 2Z4 Attention: Richard S. Sutin and

With copies (which shall not
constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attention: Asher M. Rubin

Telephone: 410.659.2777

Email: asher.rubin@hoganlovells.com

VX3 Inc.
c/o Norton Rose Fulbright Canada LLP
200 Bay Street, Suite 3800
Royal Bank Plaza, South Tower

Toronto, Ontario, Canada

M5J 2Z4

Attention: Richard S. Sutin

Telephone: +1 416.216.4821

Email: richard.sutin@nortonrosefulbright.com

Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, facsimile confirmation, delivery receipt, or at such time as delivery is refused by the addressee upon presentation.

18	Entire Agreement.

Without limiting the rights of Vaccinex under the License Agreement, this Agreement represents the entire understanding between the parties with respect to the subject matter contained herein and supersedes all prior understandings and agreements, whether oral or written, between the parties with respect to the Services to be performed hereunder. This Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

19	Headings; Interpretation.

The headings contained in this Agreement are for convenience of reference only and shall not affect or alter the meaning or effect of any provision hereof. References to Sections herein shall be construed as references to sections of this Agreement.

20	Successors.

This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each party shall inure to the benefit, and be the burden of, and shall be binding upon their respective successors (including by operation of law) and permitted assigns.

21	Relationship of the Parties.

(a)	In accordance with the mutual intentions of LP and Vaccinex, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Nothing in this Agreement shall be construed to create any employer-employee, agency, joint venture or partnership relationship.

(b)	Vaccinex shall be free to engage third parties as subcontractors under this Agreement. LP shall not be responsible for providing or paying any benefits (including, but not limited to, unemployment, disability, insurance, or medical, and any pension or profit sharing plans) of any independent contractors, subcontractors and agents (collectively, “Third Party Service Providers”) engaged by Vaccinex. As to Vaccinex or to any Third Party Service Provider, LP will not be responsible for: (i) any U.S. federal, state or local income tax withholding, (ii) contributions to state disability funds or liability funds or similar withholdings, (iii) payment of any overtime wages, (iv) workers compensation, or (v) compliance with any laws, rules or regulations governing employees. Vaccinex agrees that it is and will continue to be solely responsible for all matters relating to the payment of compensation to any Third Party Service Provider and for compliance with all applicable laws, rules and regulations governing Vaccinex employees.

22	Assignment.

No Party hereto may, in whole or in part, assign its interests and/or obligations under this Agreement to any Person (including by operation of law, judicial process, or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that either Party shall have the right to assign this Agreement without such consent to an Affiliate of such Party for such time and so long as such Person remains an Affiliate of such Party. Any assignment by an assignee permitted under this Section 22 to any Person who is not an Affiliate of the original assigning Party shall require the prior written consent of the other Party.

23	Force Majeure.

Neither party shall be liable to the other for failing to carry out the terms of this Agreement where such failure is the result of a strike or other labor disturbance; acts, regulations, or laws of any government; war or civil commotion; failure of common carriers; fire; flood; earthquake; storm; or any other event beyond the reasonable control of the affected party. In the event of any such event that results in a party’s failure to carry out the terms of this Agreement, the non-performing party shall provide prompt written notice to the other party, and shall promptly takes reasonable steps to eliminate or and correct or minimize the effects thereof and to resume performance of its affected obligations as soon as practicable. Should the event continue to prevent performance for a period of sixty (60) days or more, the parties shall enter into good faith discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

24	Counterparts.

This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or by .PDF signature), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Services Agreement to be executed by their duly authorized representatives, as of the day and year first hereinabove set forth.

VACCINEX, INC.
By:	/s/ Maurice Zauderer
Name:Maurice Zauderer
Title: CEO

VX3 (DE) LP By: VX 3 Inc., its General Partner
By:	/s/ Richard Sutin
Name: Richard Sutin
Title: President

SCHEDULE A

COMPOUND

The human monoclonal antibody referred to by Vaccinex as of the Effective Date as “VX15,” which antibody is specific for CD100 (also known as SEMA4D).

SCHEDULE B

SERVICES

The Services to be provided by Vaccinex under this Agreement shall include (i) development activities with respect to VX15 in the Field in the Territory as described in or necessary for the Development Plan (as defined in the License Agreement), in accordance with the schedule and timeframes reflected therein, (ii) any other development activities with respect to VX15 in the Field in the Territory that may be required under the License Agreement, (iii) the performance of LP’s compliance obligations under the License Agreement, and (iv) such other activities as may be reasonably requested by LP and acceptable to Vaccinex, or as otherwise mutually agreed between the parties.

SCHEDULE C

PAYMENTS

2017

US$12 million less fees and less $100,000 working capital reserve.

2018 and Thereafter

To be agreed.